Exhibit 10.30.4

Form of RSU Award Agreement

2004 Genworth Financial, Inc.

Omnibus Incentive Plan

Restricted Stock Unit Award Agreement

Dear RSU Grantee:

Congratulations on your selection as a Participant in the 2004 Genworth Financial, Inc. Omnibus Incentive Plan (the “Plan”). This Award Agreement and the Plan together govern your rights under this Award and set forth all of the conditions and limitations affecting such rights. Unless the context otherwise requires, capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

1.	Grant. You are hereby granted Restricted Stock Units (“RSUs”). Each RSU entitles you to receive from the Company one Share of the Company’s Class A common stock which will vest (become non-forfeitable) as set forth in paragraph 2 and will convert to Shares of the Company’s Class A common stock as set forth in paragraph 3, all in accordance with the terms of this Award Agreement, the Plan, and any rules and procedures adopted by the Committee.

a. Grant Date. [Grant Date]

b. Number of RSUs. [RSUs Granted]

c. Vesting Dates. Unless vesting is accelerated as provided in paragraph 2 herein or otherwise in the discretion of the Committee as permitted under the Plan, the RSUs shall vest (become non-forfeitable) in accordance with the following schedule, provided that you have been continuously in the service of the Company or one of its Affiliates through such dates: [Vesting Dates].

2.	Vesting of RSUs. The RSUs have been credited to a bookkeeping account on your behalf. The RSUs will vest and become non-forfeitable on the earliest to occur of the following (the “Vesting Date”):

a. Designated Vesting Dates. The number of RSUs specified in paragraph 1(c) of this Award Agreement will vest on the designated vesting dates provided in paragraph 1(c) provided that you have been continuously in the service of the Company or one of its Affiliates through such dates. Unvested RSUs shall be immediately cancelled upon termination of your service with the Company and its Affiliates, except as provided in paragraphs 2(b), (c), (d), (e) and (g) below.

b. Employment Termination Due to Death. If your service with the Company and its Affiliates terminates as a result of your death, then all of your RSUs shall immediately vest.

c. Employment Termination for Retirement. If, on or after the first anniversary of the original grant date, your service with the Company and its Affiliates terminates as a result of your voluntary resignation on or after you have attained age sixty (60) and accumulated five (5) or more years of combined and continuous service with the Company, then all of your RSUs shall automatically vest.

d. Employment Termination for Total Disability. If, on or after the first anniversary of the original grant date, your service with the Company and its Affiliates terminates as a result of your

Disability then all of your RSUs shall automatically vest. For purposes of this Award Agreement, “Disability” shall mean a permanent disability that would make you eligible for benefits under the long-term disability program maintained by the Company or any of its Affiliates (without regard to any time period during which the disabling condition must exist) or in the absence of any such program, such meaning as the Committee shall determine.

e. Employment Termination for Layoff. If your service with the Company and its Affiliates terminates as a result of a Layoff, then restrictions on RSUs scheduled to vest on the first vesting date shall immediately vest, and the remaining RSUs covered by this Award Agreement shall be immediately cancelled. For purposes of this Award Agreement, “Layoff” shall mean a job loss due to any reduction in the work force of indefinite duration.

f. Change of Control if Awards are Not Assumed. Upon the occurrence of a Change of Control in which the Successor Entity fails to Assume and Maintain this Award of RSUs, all such RSUs shall immediately vest as of the effective date of the Change of Control, provided that the circumstances giving rise to such Change of Control meet the definition of a “change in control event” under Code Section 409A.

g. Employment Termination without Cause or for Good Reason within 12 Months of a Change of Control. If a Change of Control occurs and the Successor Entity Assumes and Maintains this Award of RSUs, and if your service with the Company and its Affiliates is terminated by the Company or one of its Affiliates without Cause (other than such termination resulting from your death or Disability) or by you for Good Reason within twelve (12) months following the effective date of the Change of Control, then all such RSUs shall immediately vest as of the date of such termination of service.

If your employment terminates prior to the Vesting Date for any reason other than as described in this paragraph 2 above, you shall forfeit all right, title and interest in and to the RSUs as of the date of such termination and the RSUs will be reconveyed to the Company without further consideration or any act or action by you. Any RSUs that fail to vest in accordance with the terms of this Award Agreement will be forfeited and reconveyed to the Company without further consideration or any act or action by you.

3.	For purposes of this Award Agreement:

(i)	“Cause” shall mean (i) your willful and continued failure to substantially perform your duties with the Company and its Affiliates (other than any such failure resulting from your Disability); (ii) your willful engagement in conduct (other than conduct covered under clause (i) above) which is injurious to the Company and/or its Affiliates, monetarily or otherwise; or (iii) your violation of material Company or Affiliate policy, or your breach of noncompetition, confidentiality, or other restrictive covenant with respect to the Company or any of its Affiliates, that applies to you; provided, however, that for purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that the act, or failure to act, was in the best interests of the Company and/or its Affiliates.

(ii)	“Good Reason” shall mean any reduction in the aggregate value of your compensation (including base salary and bonus), or a substantial reduction in the aggregate value of benefits provided to you; provided, however, that Company-initiated across-the-board reductions in compensation or benefits affecting substantially all employees shall alone not be considered Good Reason.

4.

Conversion to Stock. Unless the RSUs are forfeited prior to the Vesting Date as provided in paragraph 2 above, the RSUs will be converted to Shares on the Vesting Date, provided, however, that if the RSUs become vested upon your separation from service during a period in which you are a “specified employee” (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), your right to receive the Shares will be delayed until the earlier of your death or the first day of the seventh month following your separation from service (the “Conversion Date”). Shares will be registered on the books of the Company in your name as of the Conversion Date and delivered to you as soon as practical thereafter, in certificated or uncertificated form, as you shall direct.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Internal Revenue Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Company’s Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

5.	Dividend Equivalents. Until such time as the RSUs convert to Shares, or the RSUs are cancelled, whichever occurs first, the Company will establish an amount to be paid to the Participant (“Dividend Equivalent”) equal to the number of outstanding RSUs under this Award Agreement times the per share quarterly dividend payments made to shareholders of the Company’s Class A common stock. The Company shall accumulate Dividend Equivalents and will, on the date that RSUs convert to Shares, pay to the Participant a cash amount equal to the Dividend Equivalents attributable to such RSUs. Notwithstanding the foregoing, any accumulated and unpaid Dividend Equivalents attributable to RSUs that are cancelled will not be paid and are immediately forfeited upon cancellation of the RSUs.

6.	Nontransferability. The RSUs awarded pursuant to this Award Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any prohibited Transfer, whether voluntary or involuntary, of the RSUs is attempted to be made, or if any attachment, execution, garnishment, or lien shall be attempted to be issued against or placed upon the RSUs, your right to such RSUs shall be immediately forfeited to the Company, and this Award Agreement shall be null and void.

7.	Requirements of Law. The granting of the RSUs and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The RSUs shall be null and void to the extent the grant, vesting or conversion of RSUs is prohibited under the laws of the country of your residence.

8.	Administration. This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you, the Participant.

9.	Continuation of Employment. This Award Agreement shall not confer upon you any right to continuation of employment by the Company or any of its Affiliates, nor shall this Award Agreement interfere in any way with the Company’s or any of its Affiliate’s right to terminate your employment at any time.

10.	Plan; Prospectus and Related Documents; Electronic Delivery.

a. A copy of the Plan will be furnished upon written or oral request made to the Human Resources Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or telephone (804) 281-6000.

b. As required by applicable securities laws, the Company is delivering to you a prospectus in connection with this Award, which delivery is being made electronically. You can access the prospectus on the Company’s intranet via the following web address: http://welcometo.genworth.net/PlanProspectus. A paper copy of the prospectus may also be obtained without charge by contacting the Human Resources Department at the address or telephone number listed above. By accepting this Award Agreement, you shall be deemed to have consented to receive the prospectus electronically.

c. The Company will deliver to you electronically a copy of the Company’s Annual Report to Stockholders for each fiscal year, as well as copies of all other reports, proxy statements and other communications distributed to the Company’s stockholders. You will be provided notice regarding the availability of each of these documents, and such documents may be accessed by going to the Company’s website at www.genworth.com and clicking on “Investors” and then “SEC Filings & Financial Reports” (or, if the Company changes its web site, by accessing such other web site address(es) containing investor information to which the Company may direct you in the future) and will be deemed delivered to you upon posting or filing by the Company. Upon written or oral request, paper copies of these documents (other than certain exhibits) may also be obtained by contacting the Company’s Human Resources Department at the address or telephone number listed above or by contacting the Investor Relations Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or telephone (804) 281-6000.

d. By accepting this Award, you agree and consent, to the fullest extent permitted by law, in lieu of receiving documents in paper format to accept electronic delivery of any documents that the Company may be required to deliver in connection with this Award and any other Awards granted to you under the Plan. Electronic delivery of a document may be via a Company e-mail or by reference to a location on a Company intranet or internet site to which you have access.

11.	Amendment, Modification, Suspension, and Termination. The Board of Directors shall have the right at any time in its sole discretion, subject to certain restrictions, to alter, amend, modify, suspend, or terminate the Plan in whole or in part, and the Committee shall have the right at any time in its sole discretion to alter, amend, modify, suspend or terminate the terms and conditions of any Award; provided, however, that no such action shall adversely affect in any material way your Award without your written consent.

12.	Applicable Law. The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law.

13.	Entire Agreement. This Award Agreement, the Plan, and the rules and procedures adopted by the Committee contain all of the provisions applicable to the RSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you.

14.	Agreement to Participate. If you do not wish to participate in the Plan and be subject to the provisions of this Award Agreement, please contact the Human Resources Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or at (804) 281-6000, within thirty (30) days of receipt of this Award Agreement. If you do not respond within thirty (30) days of receipt of this Award Agreement, the Award Agreement is deemed accepted. If you choose to participate in the Plan, you agree to abide by all of the governing terms and provisions of the Plan and this Award Agreement.

Additionally, by agreeing to participate, you acknowledge that you have reviewed the Plan and this Award Agreement, and you fully understand all of your rights under the Plan and this Award Agreement, the Company’s remedies if you violate the terms of this Award Agreement, and all of the terms and conditions which may limit your eligibility to retain and receive the Stock Options and/or Shares issued pursuant to the Plan and this Award Agreement.

Please refer any questions you may have regarding your Restricted Stock Unit grant to your local Human Resources Manager.